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                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger ("AMENDMENT"), dated as of April 7, 2000, is entered into by and among MH Millennium Holdings LLC, a Delaware limited liability company, located at 1800 Century Park East, Los Angeles, California 90067 ("PARENT"), MH Millennium Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent, located at 1800 Century Park East, Los Angeles, California 90067 ("PURCHASER"), Mark Hughes, a natural person residing in Los Angeles, California ("MR. HUGHES"), The Mark Hughes Family Trust, a trust of which Mr. Hughes is the sole trustee ("FAMILY TRUST"), and Herbalife International, Inc., a Nevada corporation, located at 1800 Century Park East, Los Angeles, CA 90067 (the "COMPANY").


                              W I T N E S S E T H:


     WHEREAS, Parent, Purchaser, Mr. Hughes, Family Trust and the Company are parties to that certain Agreement and Plan of Merger dated as of September 13, 1999 (the "AGREEMENT");

     WHEREAS, Parent, Purchaser, Mr. Hughes, Family Trust and the Company now desire to amend the Agreement, as set forth in this Amendment.

     NOW, THEREFORE, for valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

     1. Section 8.1(b)(i) shall be amended in its entirety as follows:

     (i) if the Merger shall not have been consummated on or prior to April 14, 2000; provided, however, that the right to terminate this Agreement under this
Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date;

     2. This Amendment shall be governed by and construed in accordance with the laws of the State of California (other than its rule of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

     3. Except as modified hereby, the Agreement shall remain in full force and effect.

     4. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.







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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed effective as of the day and year first above written.




COMPANY                     HERBALIFE INTERNATIONAL, INC.

                            By: /s/ MICHAEL ROSEN
                               ------------------------------------------------
                            Name: Michael Rosen
                            Title: Executive Vice President and Chief Executive
                                   Corporate Marketing and Corporate Development


PARENT                      MH MILLENNIUM HOLDINGS LLC

                            By: /s/ MARK HUGHES
                               ------------------------------------------------
                            Name: Mark Hughes
                            Title: Managing Member


PURCHASER                   MH MILLENNIUM ACQUISITION CORP.

                            By: /s/ MARK HUGHES
                               ------------------------------------------------
                            Name: Mark Hughes
                            Title: President


MR. HUGHES                  MARK HUGHES

                            /s/ MARK HUGHES
                            ---------------------------------------------------


FAMILY TRUST                THE MARK HUGHES FAMILY TRUST

                            By: /s/ MARK HUGHES
                               ------------------------------------------------
                            Name: Mark Hughes

                            Title: Sole Trustee






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